UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 23, 2011
(Date of earliest event reported)

VISTA INTERNATIONAL TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27783	84-1572525
(State or Other Jurisdiction Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

88 Inverness Circle East, N-103, Englewood, Colorado 80112
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 690-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

References in this document to “Vista,” “we,” “us,” “our,” or the “Company” refer to Vista International Technologies, Inc.

Item 1.01. Entry into a Material definitive Agreement

On September 12, 2011, the Purchase and Sale Agreement (the “Sale Agreement”) pursuant to which Vista will sell  all of its interest in the 26.8 acre industrial site it owns at 1323 Fulghum Rd. in Hutchins, Texas, to Brown-Lewisville Railroad Family First Limited Partnership (“Brown”) was amended to extend the feasibility period, during which Brown has the right to investigate and inspect the property to determine whether or not the property is suitable for its intended use, to November 14, 2011.  This feasibility period had previously been extended to September 13, 2011.

Brown has advised us that it will not close on this transaction until the tire scrap inventory in the front staging area of the property is reduced to an acceptable level.  We are currently taking steps, including the purchase of certain equipment and incurring certain additional expenses to process these tires into a salable product, Tire Derived Fuel (“TDF”).  TDF sales will reduce our inventory levels more economically and effectively than is possible under current operations.   At this time, we are unable to predict the closing date for the transaction.

If we are unable to close the sale of the property it would have a material adverse effect on our financial condition and business plans.

Item 2.03. Creation of a Direct Financial Obligation

On September 16, 2011, the Company entered into an arrangement to borrow up to $450,000 from Mr. Richard Strain, a 48% shareholder of the Company.  In connection with this loan, the Company issued a $450,000 promissory note (the “note”) to Mr. Richard Strain.  The note bears interest at 9% and full repayment is required on the earlier of November 14, 2011 or the closing of the sale to Brown.  The note is secured by a first priority security interest in the Company’s assets and all other debt of the Company is substantially subordinated to Mr. Strain.  The Company received an initial advance of $175,000 on September 19, 2011 to be used for specific operating expenses.   The balance of advances under this note is restricted to purchases of certain equipment and payment of certain expenses to reduce scrap tire inventory levels.  Future advances are also subject to approval by Mr. Strain.

Mr. Strain indicated that no further advances will be made under the August 11, 2009 line of credit agreement.

Forward Looking Statements Warning

This filing may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

The information contained in this filing is a statement of Vista’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Vista’s assumptions. Vista may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Vista’s assumptions or otherwise. The cautionary statements contained or referred to in this filing should be considered in connection with any subsequent written or oral forward-looking statements that Vista or persons acting on its behalf may issue. This filing may include analysts’ estimates and other information prepared by third parties for which Vista assumes no responsibility.

Vista undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this filing, Vista does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VISTA INTERNATIONAL TECHNOLOGIES, INC.

Dated: September 23, 2011	By:	/s/ Bradley A. Ripps
Bradley A. Ripps, Interim Chief Executive Officer